                                              ----------------------------------
                                                         OMB APPROVAL
                                              ----------------------------------
                                              OMB Number:              3235-0518
                                              Expires:             June 30, 2011
                                              Estimated average burden
                                              hours per response..........   0.5
                                              ----------------------------------

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

          Securities Act Rule 801 (Rights Offering)               [_]
          Securities Act Rule 802 (Exchange Offer)                |X]
          Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) [_] Exchange Act Rule 14d-l(c) (Third Party Tender Offer) [_] Exchange Act Rule 14e-2(d) (Subject Company Response) [_]

Filed or submitted in paper if permitted by Regulation S-T Rule 101 (b)(8) [_]

Note: Regulation S-T Rule 101 (b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

                              UKRAINE ISSUANCE PLC
 ------------------------------------------------------------------------------
                            (Name of Subject Company)

                                       N/A
 ------------------------------------------------------------------------------
      (Translation of Subject Company's Name into English (if applicable))

                                ENGLAND AND WALES
 ------------------------------------------------------------------------------
        (Jurisdiction of Subject Company's Incorporation or Organization)

                              UKRAINE ISSUANCE PLC
 ------------------------------------------------------------------------------
                       (Name of Person(s) Furnishing Form)

       US$ DENOMINATED 13.00% AMORTISING LOAN PARTICIPATION NOTES DUE 2012
 ------------------------------------------------------------------------------
                     (Title of Class of Subject Securities)

                                       N/A
 ------------------------------------------------------------------------------
              (CUSIP Number of Class of Securities (if applicable))

                                   DIRECTORS,
                              35 GREAT ST. HELEN'S,
                                     LONDON,
                                    EC3A GAP
                               +44(0)207 398 6300
 ------------------------------------------------------------------------------
 (Name, Address (including zip code) and Telephone Number (including area code)
   of Person(s) Authorized to Receive Notices and Communications on Behalf of
                                Subject Company)

                                   1 July 2009
      --------------------------------------------------------------------
                  (Date Tender Offer/Rights Offering Commenced)

================================================================================

                  PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)  The following documents are attached as exhibits to this Form CB:

     99.1  Exchange Offer and Consent Solicitation Memorandum

(b)  Not applicable.

Item 2. Informational Legends

     The required legends have been included in prominent portions of Exhibit 1 referred to in Item 1.

        PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

The following documents are attached as exhibits to this Form CB:

     99.2 Press Release: ALFA-BANK - Exchange Offer and Consent Solicitation, dated 1 July 2009

     99.3 Press Release: ALFA-BANK - Commences Exchange Offer and Consent Solicitation, dated 1 July 2009

                    PART III - CONSENT TO SERVICE OF PROCESS

Concurrent with this furnishing of Form CB, the Company is submitting to the Securities and Exchange Commission a Form F-X executed by the Company and the agent for service of process.

                              PART IV - SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                /s/ Debra Parsall
        ----------------------------------------------------------------
                                   (Signature)

            DEBRA PARSALL per pro SFM DIRECTORS LIMITED, AS DIRECTOR
        ----------------------------------------------------------------
                                (Name and Title)

                                   2 July 2009
        ----------------------------------------------------------------
                                     (Date)